PRIVATE AND CONFIDENTIAL
David Govrin

21 July 2026

Dear David,
I am writing on behalf of SiriusPoint America Insurance Company (the “Company”) to set out the arrangements we've agreed to support your temporary assignment to additional duties in the UK, focused on supporting the growth of the London Specialty Market. The purpose of this letter is to record the practical arrangements that will apply during your assignment. It is not intended to replace your existing employment agreement with the Company dated 31 October 2022 (the “Employment Agreement”) and those terms will continue to apply, save where expressly amended by this letter.
Purpose of the assignment
The purpose of the assignment is to enable you to support the continued growth and development of SiriusPoint’s London Specialty Market business. The assignment is expected to commence on 1 August 2026 and is currently anticipated to continue until on or around 31 July 2027, subject to business requirements and review. The dates and duration of the assignment are indicative only and may be varied by the Company to meet business, immigration or regulatory requirements.
Employment status
Throughout the assignment you will remain employed by the Company under the Employment Agreement, which will continue to apply except as specifically set out in this letter. Nothing in this letter is intended to create a separate employment relationship between you and any UK SiriusPoint entity. Except as expressly set out in this letter, nothing in this letter changes your reporting lines, your status as an executive officer, or your duties or position within the SiriusPoint group.
Your compensation and benefits arrangements will continue in accordance with the Employment Agreement and your existing arrangements unless otherwise agreed separately in writing.
Duties and responsibilities
During the assignment you will continue in your existing employment with the Company and will spend the majority of your time in the US fulfilling your current duties in your existing role as President & CEO of Global Reinsurance. However, you will also perform certain services from SiriusPoint International Insurance Corporation (publ) UK Branch in order to undertake such additional responsibilities as may reasonably be required in connection with the growth and development of SiriusPoint's London Specialty Market operations.
Regulatory responsibilities
Subject to obtaining all necessary approvals, SiriusPoint intends to nominate you to perform a Senior Management Function role for SiriusPoint International Managing Agency (SIMA). Any such appointment is subject to all applicable regulatory approvals and may be withdrawn, modified or delayed by the Company or the relevant regulators, and the assignment does not guarantee that any such appointment will be made or maintained.
UK immigration support
The Company will arrange and fund the immigration sponsorship process required to facilitate your assignment to the UK, including obtaining and maintaining an appropriate sponsor licence (if required), issuing a Certificate of Sponsorship and meeting the associated application costs for your work visa.
This arrangement is conditional on you obtaining and maintaining the necessary UK immigration permission. You will need to keep the Company updated on anything that affects your right to work throughout the period of the assignment. You agree to provide all information and documentation reasonably requested by the Company in connection with immigration applications and related compliance obligations.
Accommodation
For the duration of your assignment, the Company will make available accommodation in London through a company-leased apartment.
The apartment may be shared with, or made available to, other SiriusPoint executives from time to time and therefore should not be regarded as accommodation provided exclusively for your use. The Company may change, relocate or withdraw the accommodation arrangements from time to time based on business needs and availability.
Tax support
The Company will provide tax equalisation in respect of qualifying days spent working in London in relation to base salary, short-term incentive arrangements and long-term incentive arrangements.
The anticipated arrangement is that your time in London will generally not exceed one week per calendar month. Should you wish, or be required, to exceed this level of presence in London, prior approval should be obtained from the Company due to the potential additional business cost and proxy disclosure implications. In the absence of such approval, the Company reserves the right not to provide tax equalisation in respect of the additional period, and you will become personally liable for the resulting tax delta.
The Company will provide reasonable tax support for your personal tax filings in the UK and US for as long as this is required because of the time you spend fulfilling the duties of your assignment in London. Tax equalisation and related tax support will be administered in accordance with the Company’s applicable tax equalisation policies and procedures, as amended from time to time. You agree to cooperate with the tax advisers engaged by the Company and to provide the information reasonably required to administer these arrangements.
End of assignment

The Company may also amend, suspend or bring the assignment to an end at any time in its discretion, subject to applicable law and regulatory requirements, in which case you will continue in your employment with the Company under the Employment Agreement.
Continuing obligations and data privacy
Your existing obligations to the Company, including any confidentiality, restrictive covenant, code of conduct and securities compliance obligations under the Employment Agreement or applicable policies, will continue to apply during the assignment. You acknowledge that your personal data may be processed and transferred internationally by the Company and its advisers as necessary to administer the assignment, including for immigration, tax, payroll and regulatory purposes.
If you're happy with these arrangements, please sign and date below and return a copy to me for our records.
Yours sincerely,
_/s/ Sarah Smith_________________
Sarah Smith
Interim Chief Human Resource Officer

I confirm my agreement to the above arrangements:

Signed: _/s/ David Govrin____________
David Govrin

Date: __July 29, 2026________________